EXHIBIT 99.1

HomeTrust Bank and Bank of Commerce Complete Merger

ASHEVILLE, NC – August 4, 2014 - HomeTrust Bancshares, Inc. (“HomeTrust”) (NASDAQ: HTBI), the holding company for HomeTrust Bank (the “Bank”), announced today the completion of the Bank’s acquisition of Bank of Commerce (BONC.OB) of Charlotte, North Carolina, effective July 31, 2014. The bank merger results in a community bank with total assets of approximately $2.2 billion and an expanded banking presence for HomeTrust in the Charlotte market. HomeTrust will continue to operate the midtown Charlotte office at 100 Queens Road under the Bank of Commerce name until a system conversion is completed in February 2015.

Dana Stonestreet, Chairman, President and CEO of HomeTrust commented, “We are excited to welcome Bank of Commerce customers and employees to HomeTrust and look forward to realizing the many benefits we expect this merger of like-minded institutions with shared core values to produce. Bank of Commerce, located in the attractive and growing Charlotte market, simply fits within our culture, while also enabling us to execute on our previously communicated growth strategy to seek acquisitions that leverage our capital, create scale and increase our operating efficiencies while expanding our geographic footprint.” Stonestreet continued, “The Bank of Commerce combination represents HomeTrust’s third acquisition in twelve months. A fourth acquisition is scheduled for completion during the fourth calendar quarter of 2014, which will involve the purchase of ten branch banking operations locations from Bank of America located in Virginia and North Carolina. After the fourth acquisition is completed, we will have achieved a $1.1 billion, or 68%, growth in assets and a 115% increase in banking offices, from 20 to 43 full service offices located in North Carolina, Eastern Tennessee, Greenville, South Carolina, and Southwest Virginia since converting to a publically traded company in July 2012.”

Under the terms of the Agreement and Plan of Share Exchange, Bank of Commerce shareholders received $6.25 per share in cash consideration, representing approximately $10.1 million of aggregate deal consideration. In addition, all $3.2 million of Bank of Commerce’s preferred stock was redeemed. Bank of Commerce had total assets of $122.8 million, total deposits of $92.8 million, and stockholders’ equity of $12.3 million at June 30, 2014.

Wesley Sturges, former President and Chief Executive of Bank of Commerce and now the Bank’s Charlotte Market President, stated, “We are enthusiastically joining the HomeTrust team. Becoming part of a well-capitalized institution focused on providing quality community banking products and services will afford us growth opportunities not previously possible as a stand-alone institution. With HomeTrust’s backing and expanded products, we can now further enhance our reputation for quality personal service in the Charlotte market. Together, we will continue to build value for our customers, employees, communities, and shareholders.”

The Bank was advised in this transaction by Sandler O’Neill & Partners, L.P. as financial advisor and Silver, Freedman, Taff & Tiernan LLP as legal counsel. Bank of Commerce was advised by Raymond James Financial, Inc. as financial advisor and Brooks, Pierce, McLendon, Humphrey & Leonard, LLP as legal counsel.

About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank, including its banking divisions – HomeTrust Bank, Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank. HomeTrust currently has assets of $2.2 billion. The Bank, founded in 1926, is a community-focused financial institution committed to providing value added community banking through its 35 offices in North Carolina (including the Asheville metropolitan area, the “Piedmont” region, and Charlotte), South Carolina (Greenville), and East Tennessee (including Kingsport/Johnson City, Knoxville, and Morristown). The Bank is the 8th largest community bank headquartered in North Carolina.

On May 31, 2014, HomeTrust completed its acquisition of Jefferson Bancshares, Inc. based in Morristown, TN, acquiring approximately $494 million in assets, $329 million in loans, and $377 million in deposits along with twelve branch office locations across East Tennessee.

On June 10, 2014, HomeTrust announced that the Bank entered into an agreement to purchase the branch banking operations of ten locations in Virginia and North Carolina from Bank of America Corporation. Six of the branches are located in Roanoke Valley, two in Danville, one in Martinsville, Virginia, and one in Eden, North Carolina. The acquisition will add approximately $504 million of deposits. In addition to the branches, the Bank will acquire a small amount of loans as part of the transaction. The Bank expects the purchase to close in the fourth calendar quarter of this year, following approval by regulators and satisfaction of customary closing conditions.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are not historical facts but instead represent management’s current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include expected cost savings, synergies and other financial benefits from the acquisition of Jefferson Bancshares, Inc. and Bank of Commerce and the pending acquisition of ten branch banking operations of Bank of America might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.hometrustbanking.com and on the SEC’s website at www.sec.gov. Any of the forward-looking statements that we make in this press release or our SEC filings are based upon management’s beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2015 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM

Contact:
Dana L. Stonestreet – Chairman, President and CEO
Tony J. VunCannon - Senior Vice President, CFO, and Treasurer
828-259-3939